An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such Final offering circular was filed may be obtained.

Preliminary Offering Circular Dated July 20, 2022

AERIS BIOTECHNOLOGIES, INC.

8105 Rasor Boulevard, Suite 129

Plano, TX 75024

1-214-436-2986

www.aerisbiotech.com

OFFERING SUMMARY

Up to 15,000,000 shares of Common Stock, par value $0.0001

Minimum investment 500 shares at $500

SEE “SECURITIES BEING OFFERED” AT PAGE 36

	Price to Public	Underwriting discount and commissions (1)	Proceeds, Before Expenses, to Issuer (2)
Per Share	$1.00	$0.01	$0.99
Total Maximum	$15,000,000.00	$150,000.00	$14,850,000

(1)	Aeris Biotechnologies, Inc. (the “Company”) has engaged Dalmore Group, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. This includes a 1% commission, but it does not include the one-time set-up fee and consulting fee payable by the Company to Dalmore. See “Plan of Distribution” for details.

(2)	The Company expects that, not including state filing fees, the maximum amount of expenses of the offering that it will pay will be approximately $1.7 million assuming that the maximum number of shares are sold in this offering.

The Company is offering shares of its common stock, par value $0.0001 per share. This offering (the “Offering”) will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the qualification of this circular or ______, 2023, or (3) the date at which the Offering is earlier terminated by the Company at its sole discretion. Funds will be deposited into a segregated account maintained at Dalmore, who acts as the funds collection agent for the Offering. Dalmore is an online platform administering this Offering for the benefit of the Company. The Offering is being conducted on a best-efforts basis with the targeted maximum offering amount (the “Maximum Offering Amount”) of $15,000,000. There is no minimum offering amount in this Offering. The Company may undertake one or more closings on a rolling basis, and the proceeds of this Offering will not be placed into an escrow account. After each closing, funds tendered by investors will be made available to the Company assuming the Company has accepted the investors’ subscription for the shares. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 2.

Sales of these securities will commence on approximately                        , 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this offering circular is                  , 2022.

In this offering circular, the terms “Aeris,” “we,” “us, “our” or the “Company” refer to Aeris Biotechnologies, Inc., a Delaware corporation.

Please read this offering circular carefully. It describes our business, our financial condition and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than that contained in this offering circular. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby or the distribution of this offering circular outside the United States.

This offering circular includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary is not complete and does not contain all of the information that you should consider before investing in our shares of common stock. You should carefully read the entire offering circular, especially concerning the risks associated with the investment in the securities covered by this offering circular discussed under the “Risk Factor” section beginning on page 2.

The Company

Aeris Biotechnologies, Inc. is seeking to provide a novel “green” approach to the control of a key cause of and trigger for asthma, based on the acquisition of multiple awarded patents and an established technology platform. Our first planned product is the “Aeris-Shield” kit, an environmental biopesticide for use in controlling allergic responses to house dust mite allergens.

Asthma is a major health problem with significant unmet need. Worldwide, 339 million people are estimated to suffer from asthma, of whom approximately 17% require frequent hospitalization. More than 400,000 people every year die as a result of asthma and the direct and indirect costs of asthma in 2002 exceeded $85 billion in the US and EU alone. Since 2002, asthma rates in the US have increased by 14% with the costs also increasing. An allergic response to allergens produced by the house dust mite allergens is a key cause of and trigger for asthma. Dust mites are present at high levels in the domestic environment and we believe existing control methods are of severely limited efficacy and may involve toxic chemicals. An effective control could drive a major reduction in healthcare costs.

The Aeris approach is based on biological control, building on the proven efficacy of this approach in agricultural applications, to develop a novel biopesticide to reduce allergen load at the source to limit asthma events. Our first product, the Aeris-Shield, is expected to be positioned as a biopesticide for domestic use, not as a therapeutic.

Aeris anticipates a favorable commercial and regulatory environment, based on the “green” nature of biological control, with the potential for organic certification. The projected market for domestic sales alone for the Aeris-Shield exceeds $2 billion annually in markets where we currently hold broad patents for the technology. Additional markets would add to this.

Work to date has already identified potential control agents for the house dust mite product, providing exemplification of the approach and underpinning patent awards in the US, UK, European, Swiss, Hong Kong, Japanese and Australian jurisdictions.

While addressing asthma and allergy, the approach being taken by Aeris is that of an environmental biopesticide, intended to reduce the level of dust mites and thus of dust mite allergen in the treated environment. This use of a biopesticide to indirectly address a medical issue is the key element in the development of the Aeris-Shield kit.

The Aeris-Shield product is expected to contain two components: a coarse-grained product for treating carpets using a plastic shaker, and a finer product for injection into upholstered materials. Both will contain active agents encapsulated in a bait to attract consumption by dust mites. Use of the two products, followed by the natural spread of the replicating biological agents will allow treatment of the whole domestic environment from limited initial applications, as seen with biological agents used in agricultural application. Targeting and killing of house dust mites has already been demonstrated by Aeris agents pursuant to the patented technology.

The Offering

Securities offered by us	Up to 15,000,000 shares of common stock, par value $0.0001 per share (the “Shares”)

Common Stock outstanding before the Offering	16,080,500

Share price	$1.00 per Share

Minimum Investment	500 Shares for $500

Use of Proceeds

Proceeds from this offering will be used to pay our licensor for the rights to the intellectual property underlying our planned products, support establishment of the planned core research and development facility and the progression of development work through to commercialization of our first product offering, and general corporate and operational expenses. See “Use of Proceeds” section of this offering circular.

RISK FACTORS

Investing in our Shares involves a high degree of risk. In addition to the other information provided in this offering circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our securities. We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects.

Risks Related to Our Business

We are a development stage company with a limited operating history and no revenue, making it difficult for you to evaluate our business and your investment.

Our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including but not limited to the absence of an operating history, lack of fully-developed or commercialized products, insufficient capital, expected substantial and continual losses for the foreseeable future, limited experience in dealing with regulatory issues, lack of manufacturing, distribution and marketing experience, need to rely on third parties for the development and commercialization of our proposed products, a competitive environment characterized by well-established and well-capitalized competitors and reliance on key personnel.

We may not be successful in carrying out our business objectives. The revenue and income potential of our business and operations are unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Accordingly, we have no track record of successful business activities, strategic decision-making by management, fund-raising ability, and other factors that would allow an investor to assess the likelihood that we will be successful in our business. There is a substantial risk that we will not be successful in fully implementing our business plan, or if initially successful, in thereafter generating material operating revenues or in achieving profitable operations.

Even if we successfully develop and market our proposed products, we may not generate sufficient or sustainable revenue to achieve or sustain profitability, which could cause us to cease operations and cause you to lose all of your investment. Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our Company.

We are at an early stage of marketing, and we have no sales history.

While our intent is to deliver a commercially viable product by 2025, our efforts may not lead to commercially successful products, for a number of reasons, including that:

●	Our products may not be accepted by the individuals or commercial customers;

●	We may not have adequate financial or other resources to complete the development and commercialization of our products; and any products that are sold may not be accepted or may have significant competition in the marketplace; and

●	If sales of our projects are delayed, we may have to raise additional capital or reduce or cease our operations.

Our ability to continue our operations requires that we raise additional capital and our operations could be curtailed if we are unable to obtain the additional funding as or when needed.

The continued growth of our business, including the development and commercialization of our proposed products, will significantly increase our expenses going forward, regardless of our revenues. As a result, we will likely be required to seek substantial additional funds to continue and fully commercialize our business. Our future capital requirements will depend on many factors, including:

●	the cost of developing our proposed products;

●	the costs associated with commercializing our proposed products;

●	any change in our development priorities;

●	the revenue generated by sales of our proposed products, if commercialization is reached;

●	the costs associated with expanding our sales and marketing infrastructure for commercialization of our proposed products, if commercialization is reached;

●	any change in our plans regarding the manner in which we choose to commercialize any product in the United States or internationally;

●	the cost of ongoing compliance with regulatory requirements, if any;

●	the costs to develop additional intellectual property;

●	anticipated or unanticipated capital expenditures; and

●	unanticipated general and administrative expenses.

We may not be able to raise additional capital on terms acceptable to us, or at all. Any failure to raise additional capital could compromise our ability to execute on our business plan, and we may be forced to liquidate our assets. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

If we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaborations, licensing, joint ventures, strategic alliances, partnership arrangements or other similar arrangements, it may be necessary to relinquish valuable rights to our potential future products or proprietary technologies, or grant licenses on terms that are not favorable to us.

We may never complete the development of the any of our proposed products into marketable products.

We do not know when or whether we will successfully complete the development and commercialization of the “Aeris-Shield,” our planned biological treatment kit to address a key cause of asthma, or any other proposed or contemplated product, for any of our target markets. We continue to seek to improve our technologies before we are able to produce a commercially viable product. Failure to improve on any of our technologies could delay or prevent their successful development for any of our target markets.

Developing any technology into a marketable product is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

We may not meet our product development and commercialization milestones.

We have established milestones, based upon our expectations regarding our technologies at that time, which we use to assess our progress toward developing our products. These milestones relate to technology and design improvements as well as to dates for achieving development goals. If our products exhibit technical defects or are unable to meet cost or performance goals, our commercialization schedule could be delayed and potential purchasers of our initial commercial products may decline to purchase such products or may opt to pursue alternative products.

Generally, we have made technological advances meeting our milestone schedules. We can give no assurance that our commercialization schedule will continue to be met as we further develop the Aeris-Shield or any of our other proposed products.

Customers will be unlikely to buy any of our proposed products unless we can demonstrate that they can be produced for sale to consumers at attractive prices.

To date, we have focused primarily on research and development of the first generation version of the Aeris-Shield. Consequently, we have no experience in manufacturing these products on a commercial basis. We may manufacture our products through third-party manufacturers. We can offer no assurance that either we or our manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our products. Even if we or our manufacturing partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

The proposed price of our products is expected to be in part dependent on material and other manufacturing costs. We are unable to offer any assurance that either we or a manufacturing partner will be able to reduce costs to a level which will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for our initial product, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

Our proposed products may not be accepted in the market.

We cannot be certain that our proposed initial product or any other products we may develop or market will achieve or maintain market acceptance. Market acceptance of our products depends on many factors, including our ability to convince key opinion leaders to provide recommendations regarding our products, convince distributors and customers that our product’s technology is an attractive alternative to alternatives, demonstrate that our products are reliable and supported by us in the field, supply and service sufficient quantities of products directly or through marketing alliances, and price products competitively in light of the current macroeconomic environment, which are becoming increasingly price sensitive.

We are subject to environmental laws and regulations and the risk of environmental liabilities, violations and litigation.

We are subject to numerous U.S. federal, state, local and non-U.S. environmental, health and safety laws and regulations concerning, among other things, the health and safety of our employees, the generation, storage, use and transportation of hazardous materials, emissions or discharges of substances into the environment, and investigation and remediation of hazardous substances or materials at various sites. Our operations involve the use of substances regulated under such laws and regulations, primarily those used in manufacturing processes. If we violate these environmental laws and regulations, we could be fined, criminally charged or otherwise sanctioned by regulators.

In addition, certain environmental laws assess liability on current or previous owners or operators of real property for the costs of investigation, removal or remediation of hazardous substances or materials at their properties or at properties which they have disposed of hazardous substances. Liability for investigative, removal and remedial costs under certain U.S. federal and state laws are retroactive, strict and joint and several. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances. The ultimate cost of site cleanup and timing of future cash outflows is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods.

We may in the future be subject to additional environmental claims for personal injury or cleanup based on our past, present or future business activities (including the past activities of companies we may acquire). The costs of complying with current or future environmental protection and health and safety laws and regulations, or liabilities arising from past or future releases of, or exposures to, hazardous substances, may exceed our estimates, or have a material adverse effect on the financial condition of our business and our business operations.

Quality problems with, and product liability claims in connection with our proposed products could lead to recalls or safety alerts, harm to our reputation, or adverse verdicts or costly settlements, and could have a material adverse effect on our financial condition and business operations.

Quality is extremely important to us due to the serious and costly consequences of product failure and our business exposes us to potential product liability risks. Failures, defects, flaws, off-label use, or inadequate disclosure of product-related risks or product-related information with respect to our proposed products, could result in an unsafe condition or injury to, or death of, a patient or other user of our products. These problems could lead to the recall of, or issuance of a safety alert relating to, our proposed products, and could result in unfavorable judicial decisions or settlements arising out of product liability claims and lawsuits, including class actions, which could negatively affect our financial condition and business operations. In particular, a material adverse event involving one of our products could result in reduced market acceptance and demand for all products offered under our brand, and could harm our reputation and ability to market products in the future.

High quality products are critical to the success of our business. If we fail to meet the high standards we set for ourselves and which our customers expect, and our products are the subject of recalls, safety alerts, or other material adverse events, our reputation could be damaged, we could lose customers, and our revenue and results of operations could decline. In certain situations, we may undertake a voluntary recall of products or temporarily shut down product production lines if we determine, based on performance relative to our own internal safety and quality monitoring and testing data, that we have or may be in danger of failing to meet the high quality standards we have set for ourselves and which our customers expect. Such recalls or cessation of services or product manufacturing may also negatively impact our business.

Any product liability claim brought against us, with or without merit, could be costly to defend and resolve. Any of the foregoing problems, including product liability claims or product recalls in the future, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our financial condition and business operations.

We are substantially dependent on patent and other proprietary rights and failing to protect such rights or to be successful in litigation related to our rights or the rights of others may result in our payment of significant monetary damages and/or royalty payments, negatively impact our ability to sell current or future proposed products, or prohibit us from enforcing our patent and other proprietary rights against others.

We are and will continue to be materially dependent on intellectual property protections, such as patents, trade secrets, trademarks, and/or non-disclosure and non-competition agreements, which are expected to enable us to maintain our proprietary competitiveness. Patent litigation against us can result in significant damage awards and injunctions that could prevent our manufacture and sale of affected proposed products or require us to pay significant royalties in order to continue to manufacture or sell affected proposed products. At any given time, we could potentially be involved as a plaintiff and/or as a defendant in a number of patent infringement and/or other contractual or intellectual property related actions, the outcomes of which may not be known for prolonged periods of time. While it is not possible to predict the outcome of such litigation, we acknowledge the possibility that any such litigation could result in our payment of significant monetary damages and/or royalty payments, negatively impact our ability to sell current or future proposed products, or prohibit us from enforcing our patent and proprietary rights against others, which would have a material adverse effect on the financial condition of our business and on our business operations.

In addition, the laws of certain countries in which we market, or intend to market, some or all of our proposed products do not protect our intellectual property rights to the same extent as the laws of the U.S., which could make it easier for competitors to capture market position in such countries by utilizing technologies and other intellectual property that are similar to those developed or licensed by us. Competitors may also harm our sales by designing products or offering services that mirror the capabilities of our proposed products, or the technology contained therein, without infringing our intellectual property rights. If we are unable to protect our intellectual property in these countries, it could have a material adverse effect on our financial condition and business operations.

The ability to commercialize and offer our proposed products, and the continuing development of proposed products, depends upon us maintaining strong relationships with our network of collaborators.

If we fail to maintain our working relationships with key professions and organizations, we may have more limited access to developing technology and research. The research, development, marketing, and sales of our proposed products is expected to be dependent upon our maintaining working relationships with such professionals, and the use of our proposed products is expected to often require the participation of these key collaborators. If we are unable to maintain our relationships with these professionals, our proposed products may not be utilized correctly or to their full potential, and our ability to develop, manufacture, and market future proposed products may be significantly stunted.

Laws and regulations governing the export of our proposed products could adversely impact our business.

The U.S. Department of the Treasury’s Office of Foreign Assets Control and the Bureau of Industry and Security at the U.S. Department of Commerce administer certain laws and regulations that restrict U.S. persons and, in some instances, non-U.S. persons, in conducting activities, transacting business with or making investments in certain countries, governments, entities and individuals subject to U.S. economic sanctions. Due to our planned international operations, we expect to be subject to such laws and regulations, which are complex, could restrict our business dealings with certain countries and individuals, and are constantly changing. Further restrictions may be enacted, amended, enforced or interpreted in a manner that adversely impacts our financial condition and business operations.

We operate in a competitive industry and we may be unable to compete effectively.

We expect to compete domestically and internationally in the markets that seek to address the causes of asthma. These markets are characterized by fragmentation among treatment approaches such as physical barriers, chemical applications, steam cleaning and vacuuming to control dust mite populations and rapid change resulting from technological advances and scientific discoveries. In the product lines and offered services in which we expect to compete, we face a mixture of competitors ranging from large manufacturers with multiple business lines to small manufacturers that offer a limited selection of niche products. Development by other companies of new or improved products, processes, technologies, or the introduction of reprocessed products or generic versions when our proprietary proposed products lose their patent protection may make our proposed products or proposed products less competitive. In addition, we expect to face competition from providers of alternative medical therapies such as pharmaceutical companies. Competitive factors include product reliability, product performance, product technology, product quality, breadth of product lines, product services, customer support, price, and reimbursement approval from health care insurance providers.

We also face competition for marketing, distribution, and collaborative development agreements, for establishing relationships with health care professionals, medical associations, and academic and research institutions, and for licenses to intellectual property. In addition, academic institutions, governmental agencies and other public and private research organizations also may conduct research, seek patient protection and establish collaborative arrangements for discovery, research, and marketing of products similar to ours. These companies, professionals, and institutions compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring necessary product technologies.

We could be negatively impacted if we are unable to capitalize on research and development spending.

We have and intend to continue to spend a significant amount of time and resources on research and development projects in order to develop and validate new and innovative products. We believe these projects will result in the commercialization of new products and will create additional future sales. However, factors including regulatory delays, safety concerns or patent disputes could delay the introduction or marketing of new products. We may experience an unfavorable impact on our financial condition and business operations if we are unable to capitalize on those efforts by attaining the proper approval or to successfully market new products.

We may be unable to attract and retain key employees.

Our executive, technical, scientific and other key personnel play an integral role in the development, commercialization and selling of our proposed products. If we are unable to recruit, hire, develop and retain a talented, competitive work force, we may not be able to meet our strategic business objectives.

Risks Related to the Investment in our Securities

The Offering price has been arbitrarily set by the Company.

We have set the offering price of the Shares at $1.00 per Share. Valuations for companies such as Aeris are purely speculative. The company’s valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

There is no minimum Offering amount required as a condition to a first closing and using the funds raised in this Offering.

Because this is a “best efforts” offering with no Offering minimum, we will have access to any funds tendered. This means that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this Offering.

There is no current market for our common stock.

There is no formal marketplace for the resale of our securities. Shares of our common stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the Shares, or a trading platform that allows you to sell them. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Our executive officers, directors, significant employees and their affiliates, in the aggregate, beneficially own approximately 96% of our outstanding common stock as of July 19, 2022. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

Some of these persons or entities may have interests different than yours. For example, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We intend to issue more shares to raise capital, which will result in substantial dilution.

Our certificate of incorporation authorizes the issuance of a maximum of 50,000,000 shares of common stock. Any additional financings effected by us may result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of common stock held by our then existing stockholders. Moreover, the securities issued in any such transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our current stockholders on an as converted, fully-diluted basis. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or other securities convertible into or exchangeable for common stock are issued in connection with a financing, dilution to the interests of our stockholders will occur and the rights of the holder of common stock might be materially and adversely affected.

DILUTION

As of the date of this Offering Statement, an aggregate of 16,080,500 shares of common stock are issued and outstanding.

If you purchase Shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the offering price for each Share in this Offering and the net tangible book value per share of our common stock after this offering.

Our net tangible book value as of October 31, 2021 was $(71,306), or $(0.0046) per share, based on 15,670,500 shares of common stock outstanding. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding, all as of the date specified.

If the Maximum Offering Amount, at an offering price of $1.00 per Share, is sold in this offering, after deducting approximately $1,670,600 at most in offering expenses payable by us, our pro forma as adjusted net tangible book value at October 31, 2021 would be approximately $13,224,852, or $0.4312 per share. This amount represents an immediate increase in pro forma net tangible book value of $0.4358 per share to our existing shareholders as of the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately $0.5688 per share to new investors purchasing Shares.

The following table illustrates the approximate per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 50% and 25% of the Shares offered for sale in this Offering (after deducting our estimated offering expenses in various scenarios):

Funding Level	$15,000,000	$7,500,000	$3,750,000
Net proceeds (after deducting the estimated offering expenses)	13,329,400	6,202,820	2,937,950
Offering price per Share	1.00	1.00	1.00
Net tangible book value per share before the Offering	(0.0044)	(0.0044)	(0.0044)
Increase per share attributable to investment in this Offering	0.4302	0.2653	0.1516
Pro forma net tangible book value per share after the Offering	0.4258	0.2609	0.1472
Dilution to investors after the Offering	0.5742	0.7391	0.8528

The following tables set forth, assuming the sale of, respectively, 100%, 50% and 25% of the Shares offered for sale in this Offering, the total number of shares previously sold to existing shareholders during the twelve months prior to the date of this Circular, including shares issued for services, the total consideration paid for the foregoing (based on cash actually received and the value of shares issued for services), and the respective percentages applicable to such purchased shares and consideration paid based on an average price of $0.0001 per share paid by our existing shareholders or as the value of shares issued for services, and $1.00 per Share paid by investors in this offering.

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 100% of Shares Sold:
Existing Shareholders	16.080,500	51.74%	$1,608	0.01%
New Investors	15,000,000	48.26%	$15,000,000	99.99%
Total	31,080,500	100.00%	$15,001,608	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 50% of Shares Sold:
Existing Shareholders	16,080,500	68.19%	$1,608	0.02%
New Investors	7,500,000	31.81%	$7,500,000	99.98%
Total	23,580,500	100.00%	$7,501,608	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 25% of Shares Sold:
Existing Shareholders	16,080,500	81.09%	$1,608	0.04%
New Investors	3,750,000	18.91%	$3,750,000	99.96%
Total	19,830,500	100.00%	$3,751,608	100.00%

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company). The tables above do not include 505,500 shares of our common stock issuable to an existing stockholder upon the sale by us of a minimum of $3,000,000 in this offering, and an additional 674,000 shares of our common stock issuable to such stockholder upon a going-public transaction of Aeris.

Dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to number of convertible notes that the Company has issued (and may issue in the future), and the terms of those notes. The tables above do not include or take into account the issuance of shares of our common stock that may be issued upon the conversion of outstanding convertible promissory notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

The Company is offering a maximum of 15,000,000 Shares on a “best efforts” basis. There is no minimum offering amount in this Offering.

The cash price is $1.00 per Share. We will not issue fractional Shares.

The Company intends to market the Shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular materials on an online investment platform.

The Offering will terminate at the earliest of: (1) the date at which the Maximum Amount has been sold, (2) the date which is one year from this Offering being qualified by the Commission, and (3) the date at which the Offering is earlier terminated by the Company in its sole discretion. Funds will be deposited into a segregated account maintained at Dalmore, which will act as a funds collection agent for the offering. Dalmore is an online platform administering this Offering for the benefit of the Company. The Company will pay Dalmore the fees described below for hosting the Offering materials and be responsible for other expenses due to Dalmore, such as monthly subscription, transaction fees and tranche releases. A copy of the service agreement between the Company and Dalmore is filed herein as Exhibit 6.2.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company when and if the Company decides to accept the investors’ subscription for the Shares. After the initial closing of this Offering, the Company expects to hold closings on at least a monthly basis.

The proceeds of this Offering will not be placed into an escrow account. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit the proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds on Page 13.

The Company is offering its securities in all states.

The Company has engaged Dalmore Group, LLC (“Dalmore”), a New York limited liability company and broker-dealer registered with the SEC and a member of FINRA, to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. Dalmore will:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor.

●	Not provide any investment advice nor any investment recommendations to any investor.

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Dalmore $5,000 as a one-time set up fee, plus a commission equal to 1% of the amount raised in the offering to support the offering. In addition, the Company has agreed to engage Dalmore as a consultant to provide ongoing general consulting services relating to the Offering, such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time consulting fee of $20,000, which will be due and payable within 30 days after FINRA issues a no-objection letter and the Company receives the SEC Qualification. Assuming that the Maximum Offering Amount is sold, the Company estimates that the total fees the Company will pay to Dalmore will be approximately $175,000.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

The Online Platform

The Company has engaged Novation Solutions Inc. (dba “DealMaker”) to provide certain technology services in connection with this Offering, including an online subscription processing platform (the “Platform”). After qualification, this Offering will be accessible through the Company website of www.investaerisbiotech.com, which links investors to the Platform where they will complete subscription agreements and make payment of the purchase price through a third-party processor.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Shares in this Offering, you should complete the following steps:

1.	Go to a designated website, and click on the “Offering Circular” button;

2.	After reviewing the Offering Circular, click on the “Invest Now” button;

3.	Complete the online investment form;

4.	Electronically receive, review, execute and deliver to us a subscription agreement.

5.	Deliver funds directly by check, wire, credit card, debit card, or electronic funds transfer via ACH to the specified account; and

6.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in the Company, the funds may be released from the designated account, provided that the Company has accepted the investment.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, credit card, debit card, or electronic funds transfer via ACH to the specified account) by investors will be deposited into a segregated account at Dalmore for the benefit of the Company. The Company has engaged Dalmore to act as a funds collection agent for receipt of funds from investors for this Offering. There is no minimum to disburse funds from the segregated account at Dalmore and the Company will maintain a discretionary schedule for release into its operating accounts. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into the designated account.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card, credit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Shares. Dalmore is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this offering circular or this offering. Based upon Dalmore’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Dalmore in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the offering statement and/or offering circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Transfer Agent

We have engaged DealMaker Transfer Agent LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity, which cannot be quantified at this time.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

USE OF PROCEEDS

The following discussion addresses the use of proceeds from this offering. We currently estimate that, at a per Share price of $1.00, the net proceeds from the sale of the 15,000,000 Shares will be $13,329,400 after deducting the estimated offering expenses of approximately $1,670,600.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Additional specific uses include:

	25%	50%	75%	100%
Gross Proceeds	$3,750,000	$7,500,000	$11,250,000	$15,000.000
Dalmore (1)	67,500	105,000	142,500	180,000
Estimated offering expenses (2)	744,550	1,192,108	1,341,390	1,490,600
Estimated net proceeds	$2,937,950	$6,202,892	$9,766,110	$13,329,400

Specific use:
License Fees to Evolution Limited	$0	$600,000	$600,000	$600,000
Sales, Marketing and Business Development	567,818	1,151,867	1,784,927	1,784,927
IP (Patents) and Legal Services	179,882	366,933	402,531	402,531
Research and Development, Product Development	1,564,894	2,114,911	3,958,361	3,958,361
Administrative Costs	518,067	940,140	2,102,243	2,102,243
Accrued Salary Payments	54,000	118,000	182,000	246,000
Working Capital	53,289	911,041	736,048	4,235,338

(1)	Dalmore Group expenses total an estimated $30,000 up front including FINRA fees plus 1% of Gross Proceeds.
(2)	Excluding fees and expenses to Dalmore.

As of the date of this offering circular, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

Except with respect to the payment of accrued salaries to our executives as set forth above, no proceeds will be used to compensate, make loans, or otherwise make payments to officers or directors of the issuer or any of its subsidiaries.

The use of the proceeds represents management’s estimates based upon current business and economic conditions. We reserve the right to use of the net proceeds we receive in the offering in any manner we consider to be appropriate. Although we do not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted.

OUR BUSINESS

Overview

Aeris Biotechnologies, Inc. is seeking to provide a novel “green” approach to the control of a key cause of and trigger for asthma, based on the acquisition of multiple awarded patents and an established technology platform. Our first planned product is the “Aeris-Shield” kit, a biopesticide for use in controlling allergic responses to house dust mite allergens.

Asthma is a major health problem with significant unmet need:

●	339 million people worldwide are estimated to suffer from asthma.

●	Approximately 17% are “difficult-to-treat” and require frequent hospitalization.

●	More than 400,000 people every year die as a result of asthma, with a potentially life-threatening asthma attack occurring in the USA every two seconds.

●	Asthma costs, even in 2002, exceeded $85 billion in the US and EU alone, with comparable costs in China; since 2002, asthma rates in the US have increased by 14%.

●	An allergic response to house dust mite allergens is a primary cause and trigger of asthma.

●	Existing control methods are of severely limited efficacy and may involve toxic chemicals.

●	House dust mite control is a fragmented but multibillion dollar global market.

●	An effective control could drive a major reduction in healthcare costs.

While addressing asthma and allergy, the approach being taken by Aeris is that of an environmental biopesticide, intended to reduce the level of dust mites and thus of dust mite allergen in the treated environment. This use of a biopesticide to indirectly address a medical issue is the key element in the development of the Aeris-Shield kit.

The Aeris-Shield product is expected to contain two components: a coarse-grained product for treating carpets using a plastic shaker, and a finer product for injection into upholstered materials. Both will contain active agents encapsulated in a bait to attract consumption by dust mites. Use of the two products, followed by the natural spread of the replicating biological agents will allow treatment of the whole domestic environment from limited initial applications, as seen with biological agents used in agricultural application. Targeting and killing of house dust mites has already been demonstrated by Aeris agents pursuant to the patented technology.

The first Aeris product line is expected to be a biological control system for house dust mites:

●	Our approach is expected to reduce allergen load at the source to limit asthma events.

●	Effective biological control systems amplify at the expense of their target and can treat large areas, including those that are difficult to access, from limited initial applications.

●	The product is expected to be positioned as a biopesticide for domestic use, not as a therapeutic, bypassing the need for expensive and time-consuming clinical trials.

●	Aeris anticipates a favorable commercial and regulatory environment, based on the “green” nature of biological control, with the potential for organic certification.

●	The projected market for domestic sales alone for the product exceeds $2 billion annually just in markets where we currently hold awarded patents. Additional markets would add to this.

●	Hospitality, travel, and commercial markets could further increase potential sales.

●	Additional health-related products are anticipated based on the core platform technology.

We have access to a unique skillset to progress the development of such technologies:

●	Work to date has already identified potential control agents for the house dust mite product.

●	Patents covering the broad use of house dust mite control technology has been granted by the US, UK, European, Swiss, Hong Kong, Japanese and Australian patent offices, providing protection of this uniquely capable technology in major markets worldwide.

Aeris is intending to deliver a commercially viable first product in 2025, subject to the availability of funds.

History

We were initially organized on July 28, 2021 as a Delaware corporation. Our principal executive office is located at 8105 Rasor Boulevard, Suite 129, Plano, TX 75024, and our telephone number is 1-214-436-2986. Our website address is www.aerisbiotech.com. The information on our website is not part of this circular.

The Problem

Asthma is a chronic and increasing problem. It is estimated that 339 million people worldwide suffer from asthma. Of those, approximately one-sixth will have asthma classed as “difficult to treat”, requiring frequent hospitalization. The number of people with asthma is growing at an average of 2.8% per annum. The U.S. Centers for Disease Control reported over 1.6 million visits annually to emergency departments from 2016 to 2018, with asthma as the primary diagnosis. The World Health Organization notes that more than 400,000 people every year will die worldwide as a result of asthma.

The house dust mite is recognized as a key source of the major allergens responsible for both sensitization (developing asthma) and for triggering asthma attacks. Between 50% and 80% of asthmatics who react to airborne material are sensitive to dust mite allergens.

We believe that current house dust mite controls simply do not work. A 2008 Cochrane systematic review of 56 trials concluded that “Chemical and physical methods aimed at reducing exposure to house dust mite allergens cannot be recommended”.

Aeris believes that there is an alternative. Biological control has been extensively proven in agricultural use, where it is the fastest growing approach, as it is both highly specific and environmentally friendly. There are also examples in other industries, including food service and the oil & gas sector. Despite this, we do not believe that it has been commercially developed in the high value applications that we are targeting.

The Aeris Answer

Any pest has its own diseases. These are highly specific and, if used properly, can be an effective approach to controlling their target. For targets from drug-resistant bacteria to crop destroying insects, biological control is seeing increasing use worldwide.

Biological control using natural agents that can replicate as they are needed, amplifying locally from low initial doses, has unique strengths. These include:

●	It is well proven in agricultural applications, including uses for crop mites;

●	Low initial dosing amplifies at the expense of its target;

●	Naturally spreads to (even difficult to access) areas around the initial application site;

●	Can exert long lasting control;

●	The control agent has the ability to adapt (or evolve) to counter any development of resistance;

●	Highly specific for target, reducing risks of unwanted effects, with lower toxicity and environmental impact, making this an environmentally friendly approach;

●	Once the target is cleared, the control agent also reduces, but re-application is easy should the target return;

●	There is a favorable regulatory environment, with the US Environmental Protection Agency stating that “Since biopesticides tend to pose fewer risks than conventional pesticides, EPA generally requires much less data to register a biopesticide than to register a conventional pesticide;”

●	This is a “green” approach with potential for organic certification, which we believe will aid uptake.

Aeris has a unique skillset in the area of developing such approaches.

Progression to Market

We currently expect to enter into collaborations or joint ventures with third parties as a go-to market strategy. Examples of potential partners include biopesticide manufacturers, consumer health companies, particularly those that also have divisions dedicated to cleaning products, or companies with an interest in our technological approach. Individual partners with local expertise may be sought for specific markets.

Sales for the domestic sector alone are projected as a maximum of over $4 billion per annum in major markets, with sales of over $2 billion in markets with awarded patent protection. Maximum sales are projected within the lifetime of existing intellectual property. The commercial sector has a potential market for the Aeris-Shield, our first planned product, of over $600 million for the hospitality industry in the U.S., Canada, UK, Western European Union, China, Australia and Japan. It is intended that other future products that the Company is proposing to develop will synergize with the house dust mite product.

Valuation of individual technology streams to be brought to joint venture negotiations reflect established industry comparators which we expect will provide a basis for negotiations. For a biological control technology in the lower value agricultural sector, where margins are lower than in the fields targeted by Aeris, these ranged from $100 million to $500 million during 2012.

Milestone payments are projected for a proposed joint venture route to market as initiating in the third year of funded operations, with payments projected as $50 million (based on a 50% share of the technology) over three years. A trade sale, if undertaken, would be expected to generate initial revenues considerably higher than this, while reducing future revenue accordingly.

Alongside this, the potential exists for direct marketing through e-commerce enabled websites in approved jurisdictions.

The Strategic Position

We were established to be a long-term technology player focused on acquiring and developing health-related products using biological control methodologies. We plan to continue using a lean-burn funding model to develop multiple products based on the applied use of biological control technologies in areas important to human health. These technologies are expected to be progressed through field trials to maximize value prior to partnering and commercial exploitation. The house dust mite development stream is the first such technology, expected to be followed by additional products, initially through low cost collaborations with expert academic and commercial partners. This low-cost route is based on the development of closely related approaches, and is intended to maximize value creation and to minimize dilution of initial investors.

Technology Development to Date

Aeris has acquired, through a worldwide, exclusive license, technology developed by Evolution Limited, based in the United Kingdom (“Evolution”). Evolution received initial seed funding in 2016 and used this to advance its technology through initial lead identification to the award of multiple patents worldwide. Future developments by the Evolution team are included in the license.

The Technology

Asthma: unmet need in a high value market

Asthma is a chronic and increasing problem. The 2018 Global Asthma Report estimated that 339 million people worldwide suffer from asthma. Of those, approximately one in six will have “difficult to treat” asthma requiring frequent hospitalization. The American Academy of Allergy, Asthma, and Immunology notes that “The number of people with asthma continues to grow. One in 12 people (about 25 million, or 8% of the US population) had asthma in 2009, compared with 1 in 14 (about 20 million, or 7%) in 2001.” Figures from the US Centers for Disease Control are even higher, and report 1.7 million visits to emergency departments with asthma as the primary diagnosis. Asthma prevalence varies, ranging from 5% (e.g., China) to 25% (e.g., Australia) worldwide. The World Health Organization notes that more than 400,000 people every year will die worldwide as a result of asthma.

Asthma is a multi-factorial disease that includes a genetic predisposition. While many factors can contribute to symptoms, it is commonly believed that specific allergens can trigger both sensitization and attacks. The house dust mite is recognized as the source of major allergens responsible for both for initial sensitization and the triggering of asthma attacks. The actual cause is proteins present in the feces of dust mites which stimulate a potent allergic response.

Between 50% and 80% of asthmatics who react to airborne material are sensitive to dust mite allergens.

House dust mites are small, approximately 0.3 mm in length. One gram of dust can contain 500 mites, while a mattress can hold more than two million. In a carpet, there can be between 1,000 and 10,000 mites per square meter. In the three months of her life, a female house dust mite will lay 25-100 eggs. An average house dust mite will produce 20 feces each day of its life. These adhere to fibers and materials in the environment. Both mites and feces are very difficult to remove, and may generate allergenic dust when such removal is attempted.

Despite the many areas affected, two species are responsible for the vast majority of the problem. These are: Dermatophagoides pteronyssinus and Dermatophagoides farinae. Additional mites are covered by existing awarded and filed patent filings, including Euroglyphus maynei, and Blomia tropicalis, which is a potential target for warmer regions such as China and India.

As well as causing problems in those already suffering from asthma, exposure to house dust mite allergens early in life is also commonly believed to be responsible for sensitizing children. Such sensitization is strongly linked to the future development of asthma. Other conditions linked to house dust mite sensitivity include allergic rhinitis, conjunctivitis, and eczema in human health, as well as related conditions in companion animals.

Since house dust mites require a humid environment, some geographic regions are not as affected as others. However, the main areas which are affected include much of the United States and almost all of western Europe. Billions of people living in these areas are at risk.

In addition, research has shown a similar frequency of sensitization to house dust mite allergens among asthmatics even in very dry environments such as the Persian Gulf States, where even higher asthma-related death rates have been reported, apparently due to humidification and soft furnishings in the indoor environment. At base, when humans make their environment comfortable for themselves, they make it comfortable for house dust mites, extending the range of these persistent pests even to dryer areas.

Asthma costs, even in 2002, exceeded $85 billion in the US and EU alone. Since 2002, asthma rates in the US have increased by 14%. Other areas such as China, Japan, India and Australia will form important targets for the agents being developed by Aeris.

The Aeris house dust mite product has the potential to save lives and improve lives worldwide, while producing a major reduction in asthma-related healthcare costs.

House Dust Mite Control Methods

We believe that control of mites by any of the currently available methods, outlined below, is of strictly limited efficacy. Current approaches only affect areas to which the treatment is directly applied, generally allowing rapid recolonization from untreated nearby areas once the treatment has ended or the active ingredient has dispersed.

Washing or steam cleaning may remove house dust mites but has no long-term preventative effect. Vacuum cleaning is of very limited efficacy and may stir up allergenic dust, as most filters are not able to catch extremely small particles. House dust mites are sensitive to long-term reductions in humidity; however, this is difficult to achieve in domestic environments.

Barrier methods that are intended to block dust mite access to mattresses and bedding are in common use, but are also of limited value. No such barrier method can be used on carpets and other soft furnishings, which are a major source of exposure to allergens, as well as providing for transfer of house dust mites from carpets back to bedding. Despite this, barrier methods are often cited as the best available option, though best used as part of a combination of approaches.

Chemical approaches do exist. These include denaturing solutions intended to inactivate allergens or acaricides – a substance poisonous to mites or ticks – intended to kill the mites themselves. The latter include both organophosphates and carbamates. However, use of such chemical pesticides and the persistence of their residues in the domestic environment is problematical. One pesticide used commercially for this purpose in the United Kingdom has been noted as causing “rapid poisoning” of humans. Multiple adverse effects are listed in available toxicology data sheets, and it is noted that asthmatics are at particular risk. One major product in this market was recalled after the U.S. Environmental Protection Agency documented more than 400 cases of adverse side effects among users. Even newer pesticides such as the neonicotinoids have been associated with adverse environmental effects. Additionally, work with other mites, notably storage mites in grain, shows that resistance to chemical pesticides develops rapidly and can become total at acceptable dose levels. Thus, any increased use of chemical acaricides is likely to become compromised even if these are initially effective. Consumer resistance to the use of such pesticides is also a major factor.

We believe that many of the current methods that are in wide use, including chemicals, physical barriers, steam cleaning and vacuuming, do not actually produce reductions large enough to provide any significant clinical effect. The 2008 Cochrane review concluded that “Chemical and physical methods aimed at reducing exposure to house dust mite allergens cannot be recommended.” Despite this and their high cost, in the absence of any better alternative their use is widespread, generating a multi-billion dollar market, supported by manufacturers of the range of products in current use.

A reduction in house dust mite populations as a control for asthma is well documented in the scientific literature, although the efficacy of existing controls is controversial. Such a reduction, if it can be achieved, is regarded as beneficial both to established asthmatics and in the prevention of sensitization in children and other potential asthmatics. The latter represents an important target market.

The limitation of individual treatments to specific items or areas can also allow rapid recolonization from nearby untreated areas once treatment regimen is completed. No single current treatment can be used for all infested items, whereas a replicating biological control agent will have the potential to address a broad range of domestic habitats (including hard-to-access areas) from a limited initial application, as demonstrated by agricultural uses.

The potential markets for a novel, proven and environmentally friendly approach are correspondingly large.

Current Methods

Given the fragmentation of the market, accurate estimates of overall spending on house dust mite control measures are difficult to obtain. However, given the costs of existing commercial products it is clear that a multi-billion dollar market exists worldwide. Given the very limited efficacy of existing controls, we believe the Aeris house dust mite product will have the potential to achieve significant market penetration and expansion on the basis of validated efficacy as an acaricide, able to reduce mite numbers and thus allergen production across the domestic environment. It will also benefit from the potential for the product to exert long term control of house dust mites in all domestic locations.

A comparison of current approaches to house dust mite control are described below. Prices are derived from searches of internet-based suppliers for the cited products conducted in February 2021:

Current Approaches	Typical cost	Annual cost per treatment area	Mode of action	Major limitations
Chemical acaricides	$15-$30	4x treatments per year: $60-$120	Direct killing of mites	Limited area of action, toxicities to humans, animals, and to the environment, resistance
Barrier methods	$30-$100	Wash frequently, change annually: $30-$100	Blocking of access for mites and allergens	Usually only protect bedding
Steam cleaning	$30-$200	Low	Direct killing of mites	Can only treat exposed surfaces, very limited penetration, allows immediate recolonization from nearby untreated areas
Vacuum cleaning	$45-$450	Filter replacements every 6-24 months: $15-$70	Removal of mites and allergens	Can only treat accessible surfaces, very limited effect, increases allergen exposure by stirring up dust, allows immediate recolonization from untreated areas
Mite feeding inhibitors	$10-$25	As denturants	Destroy or denature materials eaten by mites	Limited effects, especially in upholstered materials
Allergen denaturant	$20-$30	Repeat original dose every 1-3 months	Denatures mite-produced allergens	Requires frequent re-application, very limited effects
Hot washing (above 60°C)	N/A	Low	Direct killing of mites	Not usable for heat or water sensitive items, allows immediate recolonization from untreated areas
Anoxic fumigation	Extremely expensive, high-value items only	N/A	Direct killing of mites in treated item only	May require removal of item to specialist facility, lengthy and expensive, allows immediate recolonization

Air treatment - dehumidifier	$60-$250	Low	Reduces humidity in air	Difficult to maintain treated areas at effective levels in the domestic setting
Air treatment - filtration	$50-$700	Filter replacements every 6-24 months: $15-$70	Removes particulate allergens from air	Difficult to maintain treated areas at effective levels in the domestic setting
Ultrasonic emitters	$15-$45	Low	Claimed to inhibit HDM activity	Very limited data on mode of action or efficacy

Given the limitations of existing approaches, and as noted by the World Health Organization and the Cochrane review cited above, a concerted effort to reduce house dust mite infestation must use multiple methods, which increases costs. For example, combined use of bedding protectors (for one bed), chemical acaricides, allergen denaturant, air treatment, and HEPA filtered vacuum cleaning would involve an initial outlay of $220 to $1,560, with ongoing costs for filter replacement and repeat treatments with chemical agents of $65-$200 per cycle. Despite these high costs, we believe that current house dust mite controls simply do not do the job. Although beneficial results have been reported in individual studies, the Cochrane review concluded that “Chemical and physical methods aimed at reducing exposure to house dust mite allergens cannot be recommended”.

A new, effective control method able to control house dust mites in all domestic locations could thus be expected to find a ready market, particularly given increasing concerns over the environmental effects of some existing approaches. The guideline retail price for the Aeris-Shield, our first planned product, is at least $60 for an encapsulated product both facilitating mite consumption and isolating the contents and thus expected to be suitable for use by all asthmatics. Therefore, even before allowing for the unique capabilities of the proposed product, we believe it will be superior in cost for both initial and repeat use.

It is planned that the product will be supplied initially as treatment kit suitable for home use, with a re-usable case, manual, and upholstery injector. Further purchases would then be supplied as a “refill pack” of the packaged active agents, minimizing waste and emphasizing the “green” nature of the product.

A Biological Approach

We believe that biological control provides a proven and environmentally friendlier approach than other alternatives, which has been extensively validated in the agricultural sector. A number of pests and bacterial contaminations are controlled with biological agents, known as biopesticides, and the extension of such methods into the control of infections and infestations of veterinary and medical importance has real potential for the development of commercial products.

Existing agricultural applications provide a technological and regulatory basis for such development. However, in agricultural use, biological control agents are typically limited by many factors present in outdoor settings, including wide dispersal of targets, ultraviolet light, wind, rain and other factors which are of far more limited relevance in the domestic and medical settings, where high target densities are seen in constant, controlled environments, without such limiting issues. We believe that such settings are thus highly suited to biological approaches.

Biological control is highly specific in nature, is perceived as environmentally friendly, and may achieve organic certification. All of these factors are expected to aid in supporting consumer uptake; this is an important element of the approach. The US Environmental Protection Agency states that “Since biopesticides tend to pose fewer risks than conventional pesticides, EPA generally requires much less data to register a biopesticide”. While this currently relates to the agricultural sector, we believe such attitudes are highly supportive of the extension of such technologies to the sectors we intend to target. An initial meeting our management had with EPA staff has produced encouraging outcomes in support of this belief.

Biological agents: adaptable and durable

Biopesticides also have a unique strength. A properly selected replicating biological agent amplifies itself, multiplying at the expense of its target organism and producing high levels of the agent where, and only where, its specific target is present. It will then generate multiple cycles of control. As a result of this ability they are capable of exerting effective control over far longer periods (and with less frequent applications) than is achieved with chemical agents. For example:

Adapted from Markkula M, Tiittanen K and MieminenM (1972). Annales Agriculturae Fenniae 11: 74–78.

Adaptation and resistance

Resistance to chemical control agents is a major and increasing problem since the chemical itself cannot change. The rapid development of resistance to such agents is a widely observed problem, including uses in storage mite control where such resistance can be complete at achievable pesticide levels. With chemical approaches, resistance then requires the development and approval of entirely new agents, which can then in turn have unexpected and damaging environmental effects (as seen with neonicotinoid insecticides). By comparison, resistance to biological control agents has been closely monitored in agricultural applications, and is believed to be limited. Such agents can themselves adapt (or be adapted) to counter the development of resistance by the target pest should it develop. While chemical pesticides cannot change, a biological agent can change far faster than its much larger target. It does this naturally as part of its adaptation to its environment.

Even if problematic resistance develops, a relatively short process of selective breeding is expected to result in the development of agents able to counter this resistance. Simpler forms of life change more rapidly than more complex forms, and mites, bedbugs, bacteria, or any other target are far more complex than the potential biological control agents under investigation by Aeris. The process of “product stewardship” involving monitoring and countering resistance also represents a continuing development and revenue opportunity. An alternative approach to preventing such (hypothetical) resistance is the simultaneous use of multiple agents, which could also aid in the development of intellectual property. These approaches will be evaluated during development of candidate agents.

The proposed development of the agent does not involve genetic manipulation. The agents to be developed are to be selected from naturally occurring agents which are already present in the environment, aiding both regulatory approval and public acceptance. Organic certification will be sought where appropriate, as has already been achieved with biological control products in other areas.

Bioprospecting

The basic approach to be used for the Aeris-Shield is “bioprospecting”: the identification of natural infections with potential for use as biological control (biocontrol) agents by screening environmental samples against the target pest. This has already been proven to be successful in bringing agents to and through trials, and involves the following steps:

Unlike some other approaches, a validated and supportive pathway through registration and on to market exists for biological pesticides. In agricultural applications, biological control is a mature technology with multiple marketed products. It is the expansion of this proven approach into novel areas that underlies the Aeris technology.

Steps 1 through 6 have already been achieved for the house dust mite in studies to date, with resulting agents, along with the broader technology, protected by awarded patents.

Work conducted in the United Kingdom by Evolution has proven the practicality of the approach and led to multiple patent awards worldwide, all of which are subject to our worldwide exclusive license.

The viability of this approach is further supported by published work with red citrus mites infesting crops and the use of such agents for Varroa mites infesting bee colonies.

This work uses established techniques and procedures, extended and adapted by Aeris scientists collaborating with Evolution scientists under our existing License Agreement. Novel agents identified by such routes can then be formulated, prepared and stabilized for delivery. All stages provide potential for the generation of additional intellectual property and proprietary know-how.

Markets

Three potential markets are projected for the house dust mite product:

1.	“Difficult to treat” asthmatics (17% of treated asthmatics, according to Global Asthma Report, 2018), who are likely to provide a receptive market for an effective acaricide, of which 17 million individuals are residents in intellectual property-protected and target markets. We project 25% of this group using premium product at 4 room kits per year.

2.	Other asthmatics (the remaining 83%), who may use an acaricide somewhat less (15% uptake is assumed, with less frequent use) in a preventive way or during more severe episodes: 82 million individuals in intellectual property-protected and target markets. We project 15% of this group using product at 2 room kits per year.

3.	Concerned parents and others seeking to use the product in a preventive way, since sensitization to house dust mites is frequently reported to be related to the future development of asthma. Less frequent use is assumed below, along with much lower uptake (1% of the general population): 1,215 million individuals in intellectual property-protected and target markets. We project 1% of this group using product at 1 room kit per year.

These projections do not include secondary markets, or travel kits, commercial or use by the hospitality industry, landlords, hospitals and health care facilities, or employers, which also are large potential markets.

Protected markets, where patent protection is awarded, are the U.S., UK, European Union, Japan, Hong Kong, and Australia, shown in green, above. Expected initial expansion markets are China (assuming 35% of the population in China as the target market based on income levels), India (uptake in India is assumed to be restricted to 20% of the total population, again based on income levels) and other areas as shown in orange. Additional areas could provide further potential markets and income.

Product sales into mature protected markets are projected as $2.35 billion per annum based on the assumptions given below, with the initially targeted expansion markets adding a further $1.89 billion.

Commercial markets are not included in this figure, which is based only on domestic use. Projections for commercial markets indicate potential sales of approximately $600 million per annum for the hospitality industry alone. Additional markets exist for other conditions, including allergic rhinitis, conjunctivitis, and eczema, as well as related conditions in companion animals.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely or intend to rely on a combination of patents, license agreements, trademarks, copyrights, trade secrets as well as nondisclosure and assignment of invention agreements, material transfer agreements, confidentiality agreements and other measures to protect our intellectual property and other proprietary rights.

Patents are significant to our business to the extent that a product or an attribute of a product represents a unique design or process. Patent protection restricts competitors from duplicating unique designs and features. To protect our proprietary secrets and competitive technologies, we have obtained and are seeking to further obtain patent, trade secret, trademark and other intellectual property protection on our proposed products whenever appropriate.

The Aeris technology is based on that developed by Evolution in the United Kingdom. All patents (awarded and in process) and future biological control technologies developed by Evolution are licensed to Aeris pursuant to a worldwide exclusive license agreement, and the CEO and founder of Evolution is expected to head up the research team as Chief Scientific Officer and Chairman of Aeris.

The general approach to the generation of patent filings, is to maintain confidentiality of commercial information until such point as candidate commercial products are developed, and then to file for patent protection around such candidates, as well as for technologies developed later in the product stream. However, the novelty and inventive nature of the approach has allowed for earlier filing of wide-ranging patent filings protecting the broad use of any replicating biological agent or agents to target house dust mites.

Patents deriving from WO2017025732A1 “Acaricides”, have now been awarded in multiple jurisdictions (with a divisional application covering composition of matter in progress in Europe) including European Patent Office #3331366, Swiss and Liechtenstein #3331366, Hong Kong Patents Registry #18111847.2, Japan Patent Office #2018-525822, and Australian Patent Office #AU 2016305553. United States utility patent #11,344,031 was awarded on May 31, 2022 by the United States Patent and Trademark Office, with additional divisional applications planned. A US utility patent protects the underlying principles and functional aspects of the article. We believe this type of patent is the best and strongest type of US patent for the Aeris technology. All of such patents and patents pending are owned by Evolution and irrevocably licensed to Aeris pursuant to the License Agreement, discussed further below.

Case Ref.	Family Title	Country	Application No.	Filing Date	Grant No.	Grant Date	Case Status (external)
P47027AU-PCT	Acaricides	Australia	2016305553	08-Aug-2016	2016305553	26-Aug-2021	Granted
P47027CHL-EPC-PCT	Acaricides	Switzerland & Liechtenstein	16751329.0	08-Aug-2016	3331366	13-Mar-2019	Granted
P47027DE-EPC-PCT	Acaricides	Germany	16751329.0	08-Aug-2016	3331366	13-Mar-2019	Granted
P47027EP-D1-PCT	Acaricides	European Patent Office	19153733.1	08-Aug-2016			Divisional, pending
P47027EP-PCT	Acaricides	European Patent Office	16751329.0	08-Aug-2016	3331366	13-Mar-2019	Granted
P47027FR-EPC-PCT	Acaricides	France	16751329.0	08-Aug-2016	3331366	13-Mar-2019	Granted
P47027GB	Acaricides	United Kingdom	1513981.9	07-Aug-2015			Converted to PCT
P47027GB-EPC-PCT	Acaricides	United Kingdom	16751329.0	08-Aug-2016	3331366	13-Mar-2019	Granted
P47027HK-D1-PCT	Acaricides	Hong Kong	19126065.2	08-Aug-2016			Pending
P47027HK-PCT	Acaricides	Hong Kong	18111847.2	08-Aug-2016	1252537	28-Feb-2020	Granted
P47027IE-EPC-PCT	Acaricides	Ireland	16751329.0	08-Aug-2016	3331366	13-Mar-2019	Granted
P47027JP-PCT	Acaricides	Japan	2018-525822	08-Aug-2016	6840753	19-Feb-2021	Granted
P47027NL-EPC-PCT	Acaricides	Netherlands	16751329.0	08-Aug-2016	3331366	13-Mar-2019	Granted
P47027US-C1-PCT	Acaricides	United States of America	17/751513	08-Aug-2016			Continuation, pending
P47027US-PCT	Acaricides	United States of America	15/750474	08-Aug-2016	11344031	31-May-2022	Allowance Granted, Award 5/31/2022
P47027WO	Acaricides	Patent Cooperation Treaty	PCT/GB2016/052455	08-Aug-2016			Converted to National Applications

All of the above awarded patents expire in 2036. Additional markets are being evaluated.

The international (PCT) stage search and examination, conducted by the European Patent Office (EPO), confirmed the broad claim to a method of treating or preventing a house dust mite infestation using an acaricidal infectious agent as both novel and inventive. This is a key step in obtaining broad protection of technologies for controlling house dust mites, a major cause of asthma and other allergic conditions in both humans and companion animals in markets around the world. Additional applications are planned, to be based on the progression of specified agents through testing

Aeris has exclusive rights to this proven technological approach in large and expanding markets, worldwide.

The first claim of the awarded European patent protects the wide area of “A method of treating or preventing a house dust mite infestation, said method comprising applying an acaricidal infectious agent at a site of a house dust mite infestation, or at a site proximal thereto, or at a site at risk of such infestation”. It should be noted that this protects all house dust mites, including those native to the tropics (e.g., Blomia tropicalis) as well as the Dermatophagoides and other dust mites.

License Agreement with Evolution

Aeris entered into a Worldwide Exclusive License Agreement, dated October 26, 2021, with Evolution Biotechnologies, Ltd, a UK based research and development corporation. Pursuant to the License Agreement, as amended on May 22, 2022, Evolution has granted to Aeris an exclusive, unlimited license to all of Evolution’s right, title and interest, past, present and future, in and to awarded patents and its ongoing patent applications, and all intellectual property rights to such patents and patent applications, for use anywhere in the world. The license is effective and the rights to the intellectual property granted to Aeris is effective as of its October 26, 2021 execution date. Though currently effective, Aeris is obligated to pay to Evolution a deferred payment of $2,000,000, of which $600,000 shall be due and payable upon Aeris raising at least $4,000,000 in this Offering (from $3,000,000 in the original agreement), and the remainder due and payable within 30 days of Aeris entering into a going public transaction. Evolution is obligated to continue research activities for optimization of the patented technology and any intellectual property related thereto. Aeris shall be responsible for the ongoing funding of Evolution research activities as agreed by Aeris and Evolution. As of the date of this Offering, Aeris has been satisfying its obligation by paying for such research activities on a monthly basis upon receipt of such invoices from Evolution. As of May 31, 2022, Aeris has paid in full all such invoices as have been presented for research activities in the aggregate amount of $27,900, and expects to pay an additional $3,000 by the end of July 2022. There are no royalty payments due under the License Agreement, nor are there termination/expiration rights under the License Agreement.

Future Projects

Once the house dust mite control product is in field trials, the technology platform used for house dust mite control is expected to be extended to identify candidate control agents for other target organisms, such as the bed bug, subject to available funding. Although not a major health issue, bed bugs represent a widespread and significant concern that affects many people, both where they live and in hotels and residential health-care facilities. It is also a market that is “adjacent” to the house dust mite market with an estimated market size of $900 million, initially targeting the hospitality industry. Domestic sales would add to this. Such a product could also help to leverage uptake of the house dust mite product into the hospitality and other commercial settings.

The product roadmap includes other potential products related to human health that are based around biological control technologies.

Research and Development

Our research and development programs are expected to be generally pursued by engineers and scientists employed by us on a full or part-time basis or hired as per diem consultants or through partnerships with industry leaders in manufacturing and design and researchers and academia.

The primary objective of our research and development program is to advance the development of our proposed products, to enhance the commercial value of such proposed products.

Our current plans for the first year of operations include:

●	Months 1-6:

●	Core research facility and staffing expanded;

●	Screening of additional environmental samples by inoculation into established dust mite colonies and monitoring for induced pathologies; and

●	Identification and characterization of isolated biopesticide agents, including high throughput sequencing.

●	Months 7-12 – Efficacy studies, including:

●	Screening for effects of both existing and novel agents in dust mite colonies;

●	Monitoring of induced pathologies;

●	Expansion of testing into test boxes containing carpet and mattress materials dosed with standardized inoculum of dust mites;

●	Monitoring of dosed boxes for pathological effects, mite numbers, and allergen load using appropriate systems; and

●	Selection of optimal agents for further testing and combination as required.

We have not incurred any research and development costs for the fiscal year ended October 31, 2021, as all such expenses had been incurred at Evolution. We expect to incur substantial research and development expenses during the fiscal year ending October 31, 2022 to perfect and commercialize our first product, and as required pursuant to the terms of our license agreement with Evolution.

Employees

As of July 19, 2022, we had 2 full-time employees and 1 part-time employee, none of whom are represented by a labor union or covered by a collective bargaining agreement. This does not include employees of Evolution, including Dr. Harper, who we expect will work on research and development matters on our behalf pursuant to the License Agreement with Evolution. We expect that additional staff will be recruited to fill out and support the team as the work progresses. We consider our relationship with our employees to be satisfactory.

Key to the recruitment of highly skilled staff are the existing contacts of both the management team, scientific collaborators, and the appointment of skilled recruits to the development team. This permits cost-effective identification of suitable staff members as noted below.

Research and development activities are expected to be undertaken at an Evolution facility in the UK that is funded by the Company, with a subsidiary research team to be based in the USA and another expected in China for environmental sampling and, potentially, product manufacture. International collaborators have been identified to provide environmental samples. We expect that employees of Evolution, including Dr. Harper, of whom we expect will work on research and development matters on our behalf pursuant to the License Agreement with Evolution, will be paid fully or partially through Evolution.

The house dust mite development stream is expected to employ seven scientific staff to be based at the UK facility, with additional input from third-party collaborators. Experienced microbiologists and entomologists have been interviewed for all planned posts. An experienced outsourcing manager is already in place.

Once the house dust mite product is finalized and in field trials, it is anticipated that appointed staff will transition to other projects as resources permit, with such transition expected to commence in 2024 as funds allow.

Legal Proceedings

As of the date of this circular, we are not party to, and our property is the subject of, any material legal proceedings.

OUR PROPERTY

Our principal executive office is located in leased premises of approximately 132 square feet at a rental cost of $850.00 per month at 8105 Rasor Boulevard, Suite 129, Plano, TX 75024. We believe that these facilities are adequate for our needs, including providing the space and infrastructure to accommodate our development work based on our current operating plan. We do not own any real estate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations of the Company together with our financial statements and the related notes included elsewhere in this circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this circular, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Forward Looking Statements

The following discussion should be read in conjunction with our financial statements and related notes included in this circular. Certain information contained in this MD&A includes “forward-looking statements.” Statements which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition and results of operations, prospects and opportunities and are based upon information currently available to us and our management and their interpretation of what is believed to be significant factors affecting our existing and proposed business, including many assumptions regarding future events. Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially and perhaps substantially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including those risks described in detail in the section entitled “Risk Factors” of this circular.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.

In light of these risks and uncertainties, and especially given the nature of our existing and proposed business, there can be no assurance that the forward-looking statements contained in this section and elsewhere in this circular will in fact occur. Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Overview

Aeris Biotechnologies, Inc. is seeking to provide a novel “green” approach to the control of a key cause of and trigger for asthma, based on the acquisition of multiple awarded patents and an established technology platform.

We have very limited resources. To date, our primary activities have been limited to, and our limited resources have been dedicated to, performing business and financial planning, raising capital, recruiting personnel, negotiating with business partners and the licensors of our intellectual property and conducting development activities. Our first proposed product is not expected to be ready for commercialization and sale until 2025 at the earliest.

We have incurred losses since inception in 2021 and had an accumulated deficit of $72,914 as of October 31, 2021. We expect to continue to incur significant expenses and increasing operating and net losses for the foreseeable future.

Historically, our primary source of cash has been proceeds from the sale of convertible promissory notes and other borrowings. To fund our operations, from inception (July 28, 2021) to October 31, 2021, we issued convertible promissory notes for gross proceeds of $50,000. Since that date, we have issued convertible promissory notes for aggregate gross proceeds of $86,800.

We need to obtain substantial additional funding in connection with our continuing operations through public or private equity or debt financings or other sources, which may include collaborations with third parties. However, we may be unable to raise additional funds when needed on favorable terms or at all. Our failure to raise such capital as and when needed would have a negative impact on our financial condition and our ability to develop and commercialize our products and future products and our ability to pursue our business strategy. See “–Liquidity and Capital Requirements” below.

Financial Overview

Revenue

We have not generated any revenue to date, and do not expect to generate revenue unless or until we successfully commercialize our products.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs for personnel in functions not directly associated with research and development activities. Other significant costs include legal fees relating to corporate matters, intellectual property costs, professional fees for consultants assisting with regulatory, product development and financial matters, and product costs. We anticipate that our general and administrative expenses will significantly increase in the future to support our continued research and development activities, commercialization of our products, if approved, and the increased costs of ongoing securities law compliance. These increases will include increased costs related to the hiring of additional personnel and fees for legal and professional services, as well as other related costs.

Research and Development

Research and development expenses consist of expenses incurred in performing research and development activities in developing our products. Research and development expenses include compensation and benefits for research and development employees, overhead expenses, cost of laboratory supplies, clinical trial and related clinical manufacturing expenses, costs related to regulatory operations, fees paid to consultants, and other outside expenses. Research and development costs are expensed as incurred and costs incurred by third parties are expensed as the contracted work is performed.

We expect our research and development expenses to increase as we continue to develop and commercialize our products.

Interest Expense

Interest expense primarily consists of interest costs related to the convertible notes we issued to investors. The convertible notes bear interest at 10% per annum.

Results of Operations

Inception (July 28, 2021) Through October 31, 2021

General and administrative expenses

General and administrative expenses were $5,200 for the period, relating primarily to consulting fees. In addition, we accrued compensation equal to $65,685.

Interest expense

Interest expense was $548 related to our convertible promissory notes totaling $50,000.

Liquidity and Capital Resources

We anticipate that we will continue to incur losses for the foreseeable future, as we do not expect to generate revenue until 2025 at the earliest, which is when we expect to launch our first product. We anticipate that our expenses will increase substantially as we develop our products and pursue testing and trials, seek any further regulatory approvals, contract to manufacture any products, establish our own sales, marketing and distribution infrastructure to commercialize our products, hire additional staff, add operational, financial and management systems and operate.

Our primary source of cash since inception has been proceeds from the sale of convertible promissory notes and related party loans. We have also issued shares of our common stock to individuals and entities as payment for services rendered to us in lieu of cash, and expect to continue to do so in the future. For instance, we are obligated to issue 505,500 shares of our common stock to an existing stockholder for services rendered upon the sale by us of a minimum of $3,000,000 in this offering, and an additional 674,000 shares of our common stock to such stockholder upon a going-public transaction of Aeris.

All of our outstanding convertible promissory notes, in the aggregate principal amount through July 19, 2022 of $86,800, are expected to convert into shares of our common stock upon the closing of at least $1,000,000 in proceeds from this Offering at a 50% discount. On January 10, 2022, an existing shareholder loaned $50,000 to us, which matures on July 10, 2023 and bears interest at a rate of 10% per annum. Additionally, between February 15, 2022 and July 18, 2022, Aaron Gunn, our president and a director, loaned an aggregate of approximately $56,000 to the Company, which must be repaid on the one year anniversary of the respective loan date.

Until such time, if ever, as we can generate revenue, we expect to finance our cash needs through a combination of equity and debt financings as well as collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third-party partners, we may have to relinquish valuable rights to our technologies, future revenue streams or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or through collaborations, strategic alliances or licensing arrangements when needed, we may be required to delay, limit, reduce or terminate our product development, future commercialization efforts, or grant rights to develop and market our intellectual property that we would otherwise prefer to develop and market ourselves.

In management’s opinion, we expect that the proceeds from this offering, assuming we raise the maximum amount of $15,000,000, will satisfy our cash requirements through our 2025 launch of our first proposed product. In the event we raise substantially less than that, we expect we will be required to raise additional funds prior to commercialization to implement our plan of operations. We expect that approximately $2.5 million in proceeds from this offering will satisfy our cash requirements for the next six months without needing to raise additional funds, and approximately $3.5 million will satisfy our cash requirements for the next 12 months without needing to raise additional funds. As our proposed 6-month and 12-month budgets allow for management flexibility due to the lack of material fixed costs, if we raise smaller amounts, we expect to reduce our proposed budgets accordingly until we are successful in raising funds, which would result in a delayed launch date for our first planned product.

Our current plans for the first year of operations include:

●	Months 1-6:

●	Core research facility and staffing expanded;

●	Screening of additional environmental samples by inoculation into established dust mite colonies and monitoring for induced pathologies; and

●	Identification and characterization of isolated biopesticide agents, including high throughput sequencing.

●	Months 7-12 – Efficacy studies, including:

●	Screening for effects of both existing and novel agents in dust mite colonies;

●	Monitoring of induced pathologies;

●	Expansion of testing into test boxes containing carpet and mattress materials dosed with standardized inoculum of dust mites;

●	Monitoring of dosed boxes for pathological effects, mite numbers, and allergen load using appropriate systems; and

●	Selection of optimal agents for further testing and combination as required.

Our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the period from inception (July 28, 2021) to October 31, 2021, noting the existence of substantial doubt about our ability to continue as a going concern. This uncertainty arose from management’s review of our results of operations and financial condition and its conclusion that, based on our operating plans, we did not have sufficient existing working capital to sustain operations for a period of twelve months from the date of the issuance of these financial statements.

The development of our products is subject to numerous uncertainties, and we have based these estimates on assumptions that may prove to be substantially different than we currently anticipate and could use our cash resources sooner than we expect. Additionally, the process of developing our proposed products is costly, and the timing of progress in tests and trials is uncertain. Our ability to successfully transition to profitability will be dependent upon achieving a level of product sales adequate to support our cost structure. We cannot assure you that we will ever be profitable or generate positive cash flow from operating activities.

Net cash used for operating activities

Net cash used for operating activities was $16,758 for the period from inception (July 28, 2021) to October 31, 2021, primarily due to the net loss of approximately $72,991 primarily offset by an increase in stock-based compensation of $1,685 and accounts payable and accrued expenses of $54,000.

Net cash provided by financing activities

Net cash provided by financing activities was $50,000 for the period from inception (July 28, 2021) to October 31, 2021, which consisted of the sale of the Company’s convertible promissory notes for aggregate gross proceeds of $50,000.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth our directors.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Aaron Michael Gunn	Director	52	Since July 2021	Full Time
David Richard Harper	Chairman	61	Since July 2021	Full Time (1)

(1)	Dr. Harper’s day-to-day services to the Company will be provided through his positions at Evolution, pursuant to the License Agreement.

The following table sets forth our executive officers.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Aaron Michael Gunn	President	52	Since July 2021	Full Time
David Richard Harper	Sr. Vice President, Chief Scientific Officer	61	Since July 2021	Full Time (1)
Edward Charles Cappabianca	Vice President, Chief Business Officer	57	Since July 2021	20 Hours
Steven Albert Portnoy	Vice President, General Counsel and Secretary	64	Since July 2021	Full Time

(1)	Dr. Harper’s day-to-day services to the Company will be provided through his positions at Evolution, pursuant to the License Agreement.

The following tables sets forth our significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Benjamin Burrowes	Chief of U.S. Scientific Activities	49	Since July 2021	20 Hours

The following are the biographies of our directors, executive officers and significant employees.

Aaron Michael Gunn, President and Director. Mr. Gunn, the co-founder, president and a director of Aeris since July 2021, has over twenty years of experience in the foundation and growth of many companies across multiple industries. Since February 2020, he has been the Chief Operating Officer and a director of U.S.-based Evolution Inc. and since March 2015, he has been the Chief Operating Officer and director of U.K.-based Evolution Ltd., each private biotechnology research and development companies. The UK company is the licensor of Aeris’ intellectual property and primary assets. Since 2011, he has been a co-founder and co-owner of Texas Republic Bank. From August 2012 to March 2021, Mr. Gun was the president of Mercury Towers/Bridger Wireless, a specialized wireless communications real estate development company. From 2001 to 2006, Mr. Gunn was the managing member of Elite Wireless LLC and from 2006 to 2011 was the owner and president of Elite Wireless, LP. In addition to wireless ventures, Mr. Gunn has participated in the purchase of multiple private companies in the banking and technology sectors. Throughout his career, Mr. Gunn has used his experience and contacts in both business and governmental agencies to build value in an extensive range of companies. Mr. Gunn received a BA in Economics from Princeton University and an MA in Economics from Texas Tech University.

Dr. David Richard Harper, Sr. Vice President, Chief Scientific Officer and Chairman. Dr. David Harper, the co-founder, Senior Vice President, Chief Scientific Officer and Chairman of the Board of Aeris since July 2021, has twenty years’ experience in managing and developing commercial biological controls. These include sourcing funding, building operations, and managing the growth of a startup company from establishment to global operations and public listing. Since February 2020, he has been the Chief Executive Officer and Chief Science Officer of U.S.-based Evolution Inc. and since March 2015, he has been the Chief Executive Officer and Chief Science Officer of U.K.-based Evolution Biotechnologies Ltd., each private biotechnology research and development companies. The UK company is the licensor of Aeris’ intellectual property and primary assets. As CEO and CSO of Evolution, he will manage the scientific work to be conducted under the licensing agreement with Aeris. From May 2012 to February 2021, Dr. Harper was the Lead Editor, “Bacteriophages: Biology, Technology, Therapy” at John Wiley Publishers, and from July 2006 to December 2018, he was the Virology section editor, Encyclopedia of Life Sciences at Springer Nature publishing. As the founder, CEO and then CSO of Biocontrol Limited, Dr. Harper conducted the first fully regulated trial to demonstrate the efficacy of a bacteriophage-based biomedical biocontrol agent, and also the first study to show the potential for biological control of the house dust mite. Dr. Harper is also a named inventor on multiple patents relating to biological control, with wide experience of the generation and management of intellectual property portfolios. He is a high profile and expert virologist and microbiologist with a wide range of relevant publications. Dr. Harper attended the University of Warwick and received his Ph.D. from the University of Newcastle-upon-Tyne.

Edward Charles Cappabianca, Vice President, Chief Business Officer. Mr. Cappabianca, the Vice President, Chief Business Officer of Aeris since July 2021, has a strong background in investment banking, cross-border mergers & acquisitions and experience as a C-suite officer of biotechnology companies. He has been the Chief Business Officer of Evolution Biotechnologies Ltd. since November 2018. Since November 2019, Mr. Cappabianca has served as the CEO of Ingenion Medical Ltd, a private medical device company developing products to address chronic urinary control issues for men & women. From October 2012 to September 2018, Mr. Cappabianca was the founder and First Chief Executive Officer at EnXray Limited, and from 2010 to 2011, was the Chief Executive Officer of AmpliPhi Biosciences Corporation, a biopharmaceutical company focused on the development of an internally generated pipeline of naturally occurring viruses called bacteriophage (phage) for the treatment of bacterial infections. In each such case, he developed operational management experience in the Biotech & Life Sciences sector. Prior to that, from 2006 to 2010, he worked at Rodman & Renshaw Ltd. as Senior Vice President, European Investment Banking. Previously, he had positions at Lion Capital Partners, William Blair International and Alex. Brown & Sons, Limited. Mr. Cappabianca received his B.A. in Chemistry from the University of Virginia and an MBA in Finance from the Wharton School of the University of Pennsylvania.

Steven Albert Portnoy, Esq., Vice President, General Counsel and Secretary. Mr. Portnoy, the Vice President, General Counsel and Secretary of Aeris since July 2021, is a highly experienced corporate lawyer with more than thirty-five years in U.S. practice, and over twenty five years’ experience in founding and operating successful companies. Since 1997, he has been president and a director of Integrity Towers, Inc., a telecommunications tower company, and since December 2014, he has been the president and sole director of Steven A, Portnoy, Esq. P.C., where he has practiced real estate, corporate and telecommunications law. Mr. Portnoy received his BSBA from the Washington University, St. Louis and his J.D. from the Southern Methodist University - School of Law.

Dr. Benjamin Burrowes, Chief of U.S. Scientific Activities. Dr. Burrowes, the Chief of U.S. Scientific Activities of Aeris since July 2021, is an experienced bacteriophage biologist specializing in therapeutic applications who has worked for startup and large, established biotechnology companies. Since 2015, he has been a consultant to Evolution Biotechnologies Ltd. From 2015 to 2019, Dr. Burrowes was Principal Scientist II at Roche Molecular Systems, Inc., a New Jersey-based pharmaceutical company. Prior to that, from 2012 to 2015, he was Senior Scientist at GeneWEAVE Biosciences and from 2011 to 2012 he was Senior Scientist at AmpliPhi Biosciences Corporation. Dr. Burrowes received his 2i B.Sc. honors in Biological Sciences from the University of Brighton, and his Ph.D. in Medical Microbiology from Texas Tech University Health Sciences Center.

Family Relationship

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

Summary Compensation Table

The following table sets forth information regarding each element of compensation that was paid or awarded to the named executive officers of the Company for the periods indicated.

Name	Capacities In Which Compensation Was Received	Cash Compensation		Other Compensation	Total Compensation
Aaron Michael Gunn	President	$20,000	(1)	—	$20,000	(1)
David Richard Harper	Sr. Vice President, Chief Scientific Officer	$20,000	(2)	—	$20,000	(2)
Edward Charles Cappabianca	Vice President, Chief Business Officer	$8,000	(1)	—	$8,000	(1)
Steven Albert Portnoy	Vice President, General Counsel and Secretary	$16,000	(1)	—	$16,000	(1)

(1)	All of such compensation has been accrued and will be payable out of the proceeds of this offering. See “USE OF PROCEEDS” above.
(2)	$10,000 of such compensation has been accrued and will be payable out of the proceeds of this offering. See “USE OF PROCEEDS” above. Such amounts are payable through Evolution.

The aggregate annual compensation of Aeris’ directors as a group for the fiscal year ended October 31, 2021 was $nil. This does not include any payments to such directors through their executive officer positions, described above.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our common stock as of July 19, 2022 held by (i) all directors and executive officers as a group, individually naming each director or executive officer who beneficially owns more than 10% of any class of Aeris’ common stock and (ii) any other security holder who beneficially owns more than 10% of Aeris’ common stock.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or which may become exercisable within 60 days of July 19, 2022 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The following table provides for percentage ownership assuming 16,080,500 shares are issued and outstanding as of July 19, 2022.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Stock	Dr. David Harper	8,200,000	-	50.99%
Common Stock	Aaron Gunn	5,200,000	-	32.34%
Common Stock	All Directors and Officers as a Group (4 persons)	14,950,000	-	92.97%

(1)	The address of each beneficial holder of our common stock is our corporate address.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On October 26, 2021, the Company entered into a License Agreement with Evolution Biotechnologies Limited (“Evolution”), a private company, whereas Evolution agreed to license to Aeris certain assets and intellectual property rights. Such rights included past, present and future intellectual property rights of whatever nature anywhere in the world, whether registered or unregistered, and including, without limitation, all copyrights, trademarks, trade and business names, design rights, database rights, know how, confidential information, patents and patent applications, internet rights, domain names, semi-conductor topography rights and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to the assets. The payment obligations of Aeris to Evolution under the agreement are $2,000,000, with $600,000 payable upon the successful raise of a minimum of $3,000,000 in this Offering and the remaining $1.4 million upon a going public transaction of the company.

Dr. David Harper serves as the Chief Executive Officer and Chief Scientific Officer of Evolution Biotechnologies and he will manage the scientific work to be conducted under the licensing agreement. Dr. David Harper also serves as the Company’s Chairman and Chief Scientific Officer. Additionally, Mr. Gunn has been the Chief Operating Officer and director of Evolution, and is also a direct investor and shareholder of Evolution.

Between February 15, 2022 and July 18, 2022, Aaron Gunn, our president and a director, loaned an aggregate of approximately $56,000 to the Company. Each loan was evidenced by a promissory note with customary terms. The interest rate under each promissory note is at 10% per annum and each note matures on the one year anniversary of the respective issue date.

SECURITIES BEING OFFERED

We are offering up to 15,000,000 Shares in this Offering.

Our authorized capital stock consists of 50,000,000 shares of common stock, with a par value of $0.0001 per share, of which 16,080,500 shares are issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder with respect to all matters to be voted on or consented to by our stockholders, except as may otherwise be required by applicable Delaware law. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation. Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Aeris Biotechnologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Aeris Biotechnologies, Inc. (the “Company”) as of October 31, 2021, the related statement of operations, stockholders’ equity (deficit), and cash flows for the period July 28, 2021 (Inception) through October 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2021, and the results of its operations and its cash flows for the period July 28, 2021 (Inception) through October 31, 2021, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2021

Lakewood, CO

April 25, 2022

F-2

AERIS BIOTECHNOLOGIES, INC.

BALANCE SHEET

October 31,
2021
ASSETS
Current assets
Cash	$33,242
Total Assets	$33,242

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued liabilities -related parties	$54,000
Accrued interest	548
Notes payable	50,000
Total current liabilities	104,548
Total liabilities	104,548

Stockholders’ Equity
Common stock, Par Value $0.0001, 50,000,000 shares authorized, 15,670,500 issued and outstanding of shares as of October 31, 2021	1,567
Additional paid in capital	-
Accumulated (deficit)	(72,873)
Total Stockholders’ Deficit	(71,306)
Total Liabilities and Stockholders’ Deficit	$33,242

The accompanying notes are an integral part of these financial statements.

F-3

AERIS BIOTECHNOLOGIES, INC.

STATEMENT OF OPERATIONS

Period from
July 28, 2021 to
October 31,
2021
Revenue	$-

Operating Expenses:
Administrative expenses	5,200
Rent	1,558
Officer’s compensation -related party	65,567
Total operating expenses	72,325
(Loss) from operations	(72,325)
Other expense
Interest expense	(548)
Income (loss) before provision for income taxes	(548)
Provision for income taxes	-
Net (Loss)	$(72,873)

The accompanying notes are an integral part of these financial statements.

F-4

AERIS BIOTECHNOLOGIES

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional		Total
	Common Stock		paid in	Accumulated	Stockholders’
	Shares	Amount	capital	Deficit	Equity
Balance, July 27, 2021	-	$-	$-	$-	$-

Common shares issued	15,670,500	1,567	-		1,567
Net loss				(72,873)	(72,873)
Balance, October 31, 2021	15,670,500	$1,567	$-	$(72,873)	$(71,306)

The accompanying notes are an integral part of these unaudited financial statements.

F-5

AERIS BIOTECHNOLOGIES, INC.

STATEMENT OF CASH FLOWS

Period from
July 28, 2021 to
October 31,
2021
Cash Flows From Operating Activities:
Net income (loss)	$(72,873)
Stock based compensation - related party	1,567
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Accounts payable and accrued expenses	54,000
Interest payable	548
Net cash provided by (used for) operating activities	(16,758)

Cash Flows From Financing Activities:
Notes payable-related parties	50,000
Net cash provided by (used for) financing activities	50,000

Net Increase (Decrease) In Cash	33,242
Cash At The Beginning Of The Period	-
Cash At The End Of The Period	$33,242

The accompanying notes are an integral part of these financial statements.

F-6

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Aeris Biotechnologies, Inc. (“Aeris,” or the “Company”) is a Delaware company that incorporated on July 28, 2021 and is developing a novel “green” approach to the control of asthma and allergy control. Asthma is a major health problem with significant unmet need.

An allergic response to house dust mite allergens is a primary cause and trigger of asthma. Existing control methods are of severely limited efficacy and many involve toxic chemicals. Aeris is developing a new “green” approach to asthma control, based around biological control of house dust mites. This builds on proven efficacy for this approach in agricultural applications, moving this into high-value markets.

Through its Worldwide License Agreement, with Evolution Biotechnologies Limited, Aeris has exclusive rights in and to patents which are exclusively awarded until 2036 in multiple jurisdictions around the world. Additional health-related products are anticipated based on the core platform technology.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) “FASB Accounting Standard Codification™” (the “Codification”) which is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve months following the date of these financial statements. As of October 31, 2021, the Company had an accumulated deficit of $72,873.

Because the Company does not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company will need to raise additional funds and is currently exploring alternative sources of financing. Historically, the Company raised capital through private placements, to finance working capital needs and may attempt to raise capital through the sale of common stock or other securities and obtaining some short-term loans. The Company will be required to continue to do so until its operations become profitable. Also, the Company has, in the past, paid for consulting services with its common stock to maximize working capital, and intends to continue this practice where feasible.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The most significant estimates relate to income taxes and contingencies. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

F-7

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents on October 31, 2021.

Income taxes

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions quarterly to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share.” Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that impact the Company’s operations.

NOTE 3 – RELATED PARTY TRANSACTIONS

Notes payable

On September 11, 2021, the Company entered into an unsecured $50,000, ten percent 10% (ten percent) Promissory Note with a related party. The Promissory Note has a maturity date of September 30, 2023. As of October 31, 2021 the balance of this Promissory Note was $50,000 with $548 in accrued interest.

Accrued liabilities -compensation

As of October 31, 2021 $54,000 in accrued compensation was accrued for four company officers.

NOTE 4 – EQUITY

Common Stock

The Company has 50,000,000 shares of $0.0001 shares authorized. As of October 31, 2021, there were 15,670,500 shares outstanding. These shares were issued to founders and were not paid for. These shares were valued at par value and as a result $1,567 was charged to stock-based compensation for the period ended October 31, 2021.

F-8

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Aeris entered into a Worldwide Exclusive License Agreement (the “License Agreement”), dated October 26, 2021, with Evolution Biotechnologies, Ltd, a UK based research and development corporation (“Evolution”). Pursuant to the License Agreement, as amended on May 22, 2022, Evolution has granted to Aeris an exclusive, unlimited license to all of Evolution’s right, title and interest, past, present and future, in and to awarded patents and its ongoing patent applications, and all intellectual property rights to such patents and patent applications, for use anywhere in the world. The license is effective and the rights to the intellectual property granted to Aeris is effective as of its October 26, 2021 execution date. Though currently effective, Aeris is obligated to pay to Evolution a deferred payment of $2,000,000, of which $600,000 shall be due and payable upon Aeris raising at least $4,000,000 in its proposed Regulation A offering (from $3,000,000 in the original agreement), and the remainder due and payable within 30 days of Aeris entering into a going public transaction. Evolution is obligated to continue research activities for optimization of the patented technology and any intellectual property related thereto. Aeris shall be responsible for the ongoing funding of Evolution research activities as agreed by Aeris and Evolution. As of the date of these financial statements, Aeris has been satisfying its obligation by paying for such research activities on a monthly basis upon receipt of such invoices from Evolution. There are no royalty payments due under the License Agreement, nor are there termination/expiration rights under the License Agreement.

The Company has not accrued any liability on its financial statements because the probability of determining the likelihood of these events occurring is not currently possible.

NOTE 6 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements except for the following:

On May 22, 2022, the Company entered into a First Amendment to Worldwide License Agreement with Evolution, pursuant to which the first deferred payment of $600,000 due under the License Agreement shall be due upon the Company raising $4,000,000 pursuant to its common stock offering under Regulation A promulgated under the Securities Act of 1933, as amended, from $3,000,000 in the originally executed License Agreement. See “NOTE 5 – COMMITMENTS AND CONTINGENCIES” above.

F-9

PART III—EXHIBITS

Exhibit	Description
2.1*	Certificate of Incorporation
2.2*	By-Laws
4.1*	Form of the Subscription Agreement for the Offering
6.1*	Broker-Dealer Agreement with Dalmore Group, LLC
6.2*	Worldwide Exclusive License Agreement, dated October 26, 2021, by and between Evolution Biotechnologies Limited and Aeris Biotechnologies Inc.
6.3*	Form of Convertible Promissory Note
6.4*	First Amendment to Worldwide Exclusive License Agreement dated May 22, 2022
6.5	Form of Promissory Note
11.1	Consent of BF Borgers CPA PC
11.2	Consent of Ruskin Moscou Faltischek PC (included in Exhibit 12.1)
12.1	Opinion of Ruskin Moscou Faltischek PC
13.1*	“Test the Waters” materials

*	Previously filed.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Frisco, State of Texas, on July 20, 2022.

Aeris Biotechnologies Corp.

By:	/s/ Aaron Gunn
Name:	Aaron Gunn
Title:	President

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Aaron Gunn
Aaron Gunn	President (principal executive and financial and accounting officer)	July 20, 2022

/s/ David Richard Harper
Dr. David Richard Harper	Chairman, Sr. Vice President,	July 20, 2022
Chief Scientific Officer and Director

III-2